Exhibit 99.1

Transatlantic Holdings, Inc. Announces Preliminary Estimate of Second Quarter Catastrophe Costs

NEW YORK--(BUSINESS WIRE)--July 5, 2011--Transatlantic Holdings, Inc. (NYSE: TRH) today announced that it expects to incur total net catastrophe costs (net of reinstatement premiums) in the second quarter of 2011 of approximately $35 million, net of tax, resulting principally from severe tornado activity in the United States during the quarter.

Due to the preliminary nature of information used to prepare this estimate, among other factors, the ultimate costs that TRH will incur may differ materially from this estimate.

Caution concerning forward-looking statements:

This press release contains forward-looking statements, including management’s beliefs regarding the aggregate net impact on TRH from recent catastrophe events, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to TRH’s Annual Report on Form 10-K for the year ended December 31, 2010 and TRH’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 as well as its other and future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ― structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit — www.transre.com — for additional information about TRH.

CONTACTS:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292